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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
For The
April 28, 2003
Annual Shareholders' Meeting

Dear Shareholder:

        You are cordially invited to attend Valmont's Annual Meeting of Shareholders on Monday, April 28, 2003 at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through the atrium entrance on the east side.

        The formal meeting of Shareholders will be followed by a review of Valmont's business operations for 2002, the first quarter of 2003, and our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors and Officers about the activities of the Company.

        If you cannot attend the meeting in person, please vote your shares by proxy. Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. Your vote is important, either in person or by proxy.

        I look forward to seeing you at our Annual Meeting.

Sincerely,
/s/ MOGENS C. BAY
Mogens C. Bay Chairman and Chief Executive Officer

Valmont Industries, Inc.        One Valmont Plaza        Omaha, Nebraska 68154-5215 USA
402-963-1000        Fax 402-963-1100        www.valmont.com

Valmont Industries, Inc.
Notice of Annual Meeting of Shareholders

        Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Monday, April 28, 2003 at 2:00 p.m. local time for the purpose of:

  (1)
  Electing three directors of the Company to three year terms.

  (2)
  Ratifying the appointment of Deloitte & Touche LLP as independent accountants for fiscal 2003

  (3)
  Transacting such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 3, 2003 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

By Order of the Board of Directors
/s/ P. THOMAS POGGE
P. Thomas Pogge Secretary One Valmont Plaza Omaha, Nebraska 68154-5215 March 28, 2003

Proxy Statement

To Our Shareholders:

        The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 28, 2003, or at any adjournments thereof.

        At the close of business on March 3, 2003, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 23,883,485 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

        Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes will not affect the election of Directors.

        The proposal to ratify the appointment of the accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against these proposals.

        Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

        The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 28, 2003.

Certain Shareholders

        The following table sets forth, as of March 3, 2003, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors and named executive officers and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 3, 2003(1)	Percent of Class(2)
Robert B. Daugherty Ocean Reef Key Largo, FL 33037	7,137,568	29.9%
Mogens C. Bay	1,212,185	5.1%
John E. Jones	56,000
Thomas F. Madison	71,230
Charles D. Peebler, Jr.	50,000
Stephen R. Lewis, Jr.	4,000
Walter Scott, Jr.	98,000
Kenneth E. Stinson	58,000
Terry J. McClain	255,327	1.1%
E. Robert Meaney	133,460
Mark E. Treinen	99,136
Mark C. Jaksich	45,325
All Executive Officers and Directors As Group (15 persons)	9,232,637	38.6%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 3, 2003 will have, the right to acquire through the exercise of stock options, as follows: 24,000 shares each for Messrs. Daugherty and Stinson; 32,000 shares each for Messrs. Jones, Madison and Scott; 16,000 shares each for Mr. Peebler; 4,000 shares for Mr. Lewis; and 855,404, 123,202, 88,616, 40,102 and 33,501 shares for Messrs. Bay, McClain, Meaney, Treinen and Jaksich, respectively; and 1,315,242 shares for all executive officers and directors as a group.

(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

Election of Directors

        The Company's Board of Directors currently consists of eight members and is divided into three classes. Each class serves for three years on a staggered term basis. Of the Directors of the Company, only Mr. Bay is an employee of the Company.

        The Board of Directors in 2002 adopted corporate governance principles for the Company. The principles address the qualification and selection of Board members, Board leadership, Board structure and Board processes. The principles include a requirement for an executive session of non-management directors at each regularly-scheduled Board meeting, an annual self-evaluation by the Directors of the Board's performance, an annual performance evaluation of the Chief Executive Officer, and a charter for each Board committee. The Audit Committee, Compensation Committee and Governance and Nominating Committee each operate pursuant to charters approved by the Board. The corporate governance principles and committee charters are available on our website at www.valmont.com.

        Three Directors have terms of office that expire at the 2003 Annual Meeting. They have been nominated by the Board of Directors for re-election to three-year terms. These nominees are:

Robert B. Daugherty
Charles D. Peebler, Jr.
Kenneth E. Stinson

        Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees for Election—Terms Expire 2006:

        Robert B. Daugherty, Age 81, Chairman Emeritus of the Company since December 1996; Chairman of the Board of the Company from March 1947 to December 1996.

Served as Director of Company continuously since March 1947.
Valmont Stock: 7,137,568 shares

        Charles D. Peebler, Jr., Age 66, Retired Chairman Emeritus of True North Communications, Inc. and Managing Director of Plum Holdings, L.P. (venture capital firm concentrating on media content investments). Previously, President of True North Communications, Inc. and Chairman and Chief Executive Officer of True North Diversified Companies; Director, EOS International, Inc., AvalonBay Communities, Inc. and Meredith Corporation.

Served as Director of Company continuously since February 1999.
Valmont Stock: 50,000 shares

        Kenneth E. Stinson, Age 60, Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. (construction and mining) since March 1998. Chairman and CEO of Kiewit Construction Group, Inc. from August 1994 until March 1998. Director, ConAgra Foods, Inc., Level 3 Communications, Inc. and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since December 1996.
Valmont Stock: 58,000 shares

Continuing Directors—Terms Expire 2005:

        Mogens C. Bay, Age 54, Chairman and Chief Executive Officer of the Company since January 1997. Director, ConAgra Foods, Inc., Peter Kiewit Sons', Inc. and Level 3 Communications, Inc.

Served as Director of Company continuously since October 1993.
Valmont Stock: 1,212,185 shares

        John E. Jones, Age 68, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. (industrial construction). Former Chief Financial Officer of CBI Industries, Inc. Director, Amsted Industries Incorporated and NICOR Inc.

Served as Director of Company continuously since April 1993.
Valmont Stock: 56,000 shares

        Walter Scott, Jr., Age 71, Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Previously, Chairman of the Board and President of Peter Kiewit Sons', Inc. Director, Berkshire Hathaway, Inc., Commonwealth Telephone Enterprises, Inc., MidAmerican Energy Holdings Company, Peter Kiewit Sons', Inc., Burlington Resources and RCN Corporation.

Served as Director of Company continuously since April 1981.
Valmont Stock: 98,000 shares

Continuing Directors—Terms Expire 2004:

        Thomas F. Madison, Age 67, President of MLM Partners (consulting and small business investment) since January 1993; Previously Chairman of Communications Holdings, Inc., President—Markets of U S WEST Communications and Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company; Director, ACI Telecentrics, Delaware Group of Mutual Funds, Digital River, Inc., Center Point Energy, Inc. and Rimage Corporation.

Served as Director of Company continuously since June 1987.
Valmont Stock: 71,230 shares

        Dr. Stephen R. Lewis, Jr., Age 64, President Emeritus and Professor of Economics at Carleton College since 2002. Previously President and Professor of Economics at Carleton College; Director, American Express Funds, XDX, Inc. and Xenomosis, LLP.

Served as Director of Company continuously since October 2002.
Valmont Stock: 4,000 shares

(1)
Messrs. Madison (Chairman), Lewis and Peebler are members of the Compensation Committee which met three times during 2002. The Compensation Committee, composed of directors who are not employees of the Company, assists the Board in fulfilling its responsibilities relating to compensation of the Company's directors, executive officers and other selected employees. The Committee has responsibility for (1) reviewing, evaluating and approving compensation plans, policies and programs for the Company's directors, executive officers and other selected employees, (2) annually reviewing and approving the corporate goals and objectives for CEO compensation, evaluating the CEO's performance and recommending to the Board the CEO's compensation level, and (3) periodically reviewing and making recommendations to the Board with respect to incentive compensation plans and equity plans for executive officers and other selected employees.

  Messrs. Scott (Chairman), Jones and Peebler are members of the Audit Committee, which met five times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, assists the Board by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors, and (3) the compliance by the Company with legal and regulatory requirements. The Audit Committee also recommends selection of the independent auditors; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; approves the services to be provided by the independent auditors; and directs and supervises investigations into matters within the scope of its duties.

  Messrs. Madison (Chairman) and Lewis are members of the Governance and Nominating Committee, which was formed in October 2002 and met once in 2002. The Governance and Nominating Committee (1) recommends to the Board corporate governance principles for the Company and (2) identifies qualified candidates for membership on the Board, proposes to the Board a slate of directors for election by the shareholders at each annual meeting, and proposes to the Board candidates to fill vacancies on the Board. The Governance and Nominating Committee will consider candidates recommended by shareholders. Written suggestions for nominees should be sent to the Secretary of the Company and must comply with applicable provisions of the Company's bylaws (see "Shareholder Proposals" on page 17).

(2)
The Board of Directors held five meetings during the last fiscal year. During 2002, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting ($1,000 if participation is via teleconference) and $1,000 for each committee meeting attended. Committee chairmen received an additional $6,000 per year. Beginning in 2003, the annual fee increased to $35,000, the per meeting committee fee increased to $1,500 and the committee chair additional annual payment increased to $10,000. Messrs. Jones, Peebler and Scott have elected to receive their fees in the form of deferred compensation. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Mr. Bay does not receive director or meeting fees.

(3)
Pursuant to the stockholder approved 1999 Stock Plan, each non-employee director receives (i) an annual award of 2,000 shares of common stock of the company and (ii) an annual award of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company's common stock on the date of grant. These awards are made annually on the date of and following completion of Valmont's Annual Shareholders' Meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at the mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the Board.

(4)
The "Valmont Stock" shown for the directors includes shares which the directors have the right to acquire through the exercise of stock options. See "Certain Shareholders" for additional information on stock ownership and options.

Executive Compensation

        The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers for the three fiscal years ended December 28, 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Number of Options (#)	LTIP Payouts ($)	All Other Comp. ($)(1)
Mogens C. Bay Chairman and Chief Executive Officer	2002 2001 2000	650,000 650,000 650,000	2,280,000 0 909,090	100,000 100,000 100,000	312,207 251,944 351,938	431,610 40,587 107,244
Terry J. McClain Sr. Vice President and Chief Financial Officer	2002 2001 2000	300,000 281,750 245,000	720,001 0 297,727	30,000 30,000 25,000	78,454 61,882 86,438	138,697 15,463 35,885
E. Robert Meaney Sr. Vice President	2002 2001 2000	260,000 247,500 225,000	520,003 0 204,545	25,000 30,000 25,000	72,054 58,787 82,133	104,850 13,783 29,324
Mark E. Treinen Vice President, Business Development	2002 2001 2000	170,000 157,500 150,000	272,002 0 119,091	6,000 10,000 10,000	40,033 29,160 40,738	24,679 8,400 17,960
Mark C. Jaksich Vice President, Corporate Controller	2002 2001 2000	170,000 140,000 110,000	285,601 0 80,000	10,000 10,000 10,000	29,359 0 0	23,713 6,300 10,990

(1)
Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan (a 401K plan) and related Restoration Plan (a non-qualified plan designed to restore 401K plan benefits limited by IRS regulations).

Stock Option Grants In Fiscal Year 2002

        The following table provides information on fiscal year 2002 stock option grants to executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2002.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
			% of Total Options Granted to Employees In Fiscal Year
Name	Date Granted	Options Granted		Exercise Price ($) Per Share	Expiration Date
						5% ($)	10% ($)
Mogens C. Bay(1)	1/02/02	100,000	18.0%	14.52	01/01/12	971,471	2,406,481
Mogens C. Bay(2)	9/03/02	55,403	10.0%	24.63	12/12/04	160,114	330,244
Terry J. McClain(1)	12/15/02	30,000	5.4%	21.88	12/14/12	412,806	1,046,133
Terry J. McClain(2)	9/03/02	25,447	4.6%	24.63	12/13/08	224,575	513,256
Terry J. McClain(2)	9/03/02	10,472	1.9%	24.63	12/12/09	109,885	257,996
Terry J. McClain(2)	9/03/02	7,284	1.3%	24.63	12/10/10	89,153	215,134
E. Robert Meaney(1)	12/15/02	25,000	4.5%	21.88	12/14/12	344,005	871,777
E. Robert Meaney(2)	9/03/02	1,935	0.3%	24.63	2/29/04	3,595	7,274
Mark E. Treinen(1)	12/15/02	6,000	1.1%	21.88	12/14/12	82,561	209,227
Mark E. Treinen(2)	09/04/02	5,237	0.9%	24.67	12/19/05	22,499	47,590
Mark E. Treinen(2)	09/04/02	7,846	1.4%	24.67	12/12/09	82,427	193,513
Mark C. Jaksich(1)	12/15/02	10,000	1.8%	21.88	12/14/12	137,602	348,711

All Shares Outstanding(4)						302,356,533	766,230,819

(1)
Options become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(2)
Replacement options become exercisable six months following the grant. These options were issued pursuant to the 1996 and 1999 Stock Plans upon stock-for-stock option exercises as reflected in the Options Exercised table on page 10.

(3)
Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Therefore, there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(4)
All shares outstanding represent the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved over a ten year option period multiplied by the number of shares outstanding at the end of fiscal 2002 (23,883,485).

Options Exercised in Fiscal Year 2002 and Fiscal Year End Values

        The following table provides information on the exercise of stock options during fiscal 2002 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($)(2)
	Shares Acquired On Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mogens C. Bay	180,000	2,667,700	700,001	255,402	2,696,119	822,831
Terry J. McClain	97,256	631,186	79,999	131,536	114,728	228,993
E. Robert Meaney	12,515	127,476	86,681	65,268	188,907	160,153
Mark E. Treinen.	26,517	252,829	27,019	29,082	71,121	41,996
Mark C. Jaksich	11,000	155,595	33,501	19,999	102,179	41,996

(1)
Value realized is the difference between the closing price of the Company's common stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2)
Value is the difference between the closing price of the Company's common stock on the last trading day of fiscal 2002 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

Long-Term Incentive Plans—Awards in Fiscal Year 2002

        The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 2002.

			Estimated Future Payouts under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
	Number Of Shares, Units or Other Rights (#)
			Threshold ($)	Target ($)	Maximum ($)
Mogens C. Bay	1 Unit	(1)	195,000	390,000	858,000
Terry J. McClain	1 Unit	(1)	45,000	90,000	198,000
E. Robert Meaney	1 Unit	(1)	39,000	78,000	171,600
Mark E. Treinen	1 Unit	(1)	21,250	42,500	93,500
Mark C. Jaksich	1 Unit	(1)	21,250	42,500	93,500

(1)
Awards are for the three-year award cycle ending in 2004.

        See "Compensation Committee Report on Executive Compensation—Long-Term Performance Incentives" for a description of the award program.

Compensation Committee Report
On Executive Compensation

        Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with the Board of Directors.

        The Committee has implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of the executive officers with those of the Company's shareholders. All compensation for executive officers is market-based and is established annually following the Committee's review of comparable company base salary and incentive programs. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. The annual incentive plan for executive officers is designed to provide no bonus when the Company's earnings per share do not grow (as in 2001) and to provide substantial bonuses when the Company's earnings per share grows substantially (as in 2002). Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investments, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 2002 will be deductible under the Internal Revenue Code's compensation limits for deductibility.

        Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

        Base Salary.    Base salary is targeted at median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

        The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee annually reviews information provided by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

        The Committee maintained the Chief Executive Officer's base salary of $650,000 during 2002. The decision to maintain the salary reflected the Committee's desire to direct more of the Chief Executive Officer's total compensation to incentive based programs. In 2002, the Committee increased the Company's combined matching contribution under the Valmont Employees Retirement Savings Plan and related Restoration Plan (see "Summary Compensation Table") to15% of the Chief Executive Officer's covered compensation.

        Annual Incentives.    The Company's short-term incentive plans are paid pursuant to programs established under the stockholder approved Executive Incentive Plan. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Accordingly, the programs provide for target performance levels based upon the Company's earnings per share or the respective business unit's net operating income after tax less a cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of beginning of the year base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

        The Committee approved participation, including executive officers, in the programs for 2002. Based on performance levels achieved during 2002, the Committee approved aggregate bonus payments of $10,883,062 to 455 individuals, including $2,080,000 to the Chief Executive Officer. The Committee also approved a $200,000 discretionary award to the Chief Executive Officer for the results achieved by the Company in 2002. Since performance targets were not achieved in 2001, no annual incentive was paid to the Chief Executive Officer or the other executive officers named in the Summary Compensation Table in 2001.

        Long-term Performance Incentives.    Long-term performance incentives for senior management employees are provided through long-term performance share programs ("Programs") established under the stockholder approved Executive Incentive Plan and through the 1988, 1996 and 1999 Stock Plans. The current programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, return on invested capital, net earnings and other selected factors) at the beginning of each award cycle. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company's stock price at the end of the performance period. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

        The Committee previously selected the participants, including executive officers, for participation in the award cycle ending in 2002. Based on performance goals previously established by the Committee, payments of $714,894 were approved for the 2000-2002 plan. The long-term performance incentive of $312,207 paid to the Chief Executive Officer for the 2000-2002 plan was based on pre-established performance goals. During 2002, the Committee selected the participants and established the performance goals for the 2002-2004 award cycle. The performance goals for the current cycles are based on the Company's return on invested capital.

        Stock Incentives.    Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the stockholder approved 1988, 1996 and 1999 Stock Plans (all referenced as the "Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company's stock price increases. Stock options granted during 2002 vest either in equal installments over three years beginning on the first anniversary of grant or vest in one installment on the fifth anniversary of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this element of the total compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

        The Committee establishes the number and terms of the options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Options Exercised on page 10 reflect the shares acquired by certain executive officers in 2002. The table on page 4 reflects the ownership position of the directors and executive officers at March 3, 2003. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. The Board of Directors, upon recommendation of the Committee, established during 2001 stock ownership guidelines for senior management. The guidelines require an equity position (stock ownership plus vested options) having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and divisional presidents. The individuals are expected to achieve the targeted equity positions within three to five years. The Chief Executive Officer and Chief Financial Officer currently meet these targets.

        The Committee granted options for an aggregate of 403,900 shares to 84 employees during 2002, including options for an aggregate of 192,500 shares to the executive officers. The Chief Executive Officer was granted non-qualified options in January 2002 to acquire 100,000 shares. The number of options awarded in the 2002 grant was equal to the standard grant in the prior three years and recognizes Mr. Bay's performance in leading the growth of the Company.

        Restricted stock grants are also part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business so warrant. There were no restricted stock awards during the period of 1997 through 2002 to executive officers.

        The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

COMPENSATION COMMITTEE Thomas F. Madison, Chairman Charles D. Peebler, Jr. Stephen R. Lewis, Jr.

Audit Committee Report

        During fiscal 2000, Valmont's Board of Directors adopted a written charter setting out the functions to be performed by the Audit Committee (the "Committee") of the Board of Directors. The Committee members listed below are all independent in accordance with the New York Stock Exchange's listing standards.

        The Committee reviewed Valmont's audited financial statements for fiscal 2002 and met with both management and Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants, to discuss the financial statements. The Committee received from and discussed with Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1 relating to that firm's independence from the Company. The Committee also discussed with Deloitte any matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications between the audit committee and the independent accountants. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

        The Committee performed other functions pursuant to the charter of the Audit Committee. The Committee has considered whether the provision of non-audit services by Deloitte (see "Ratification of Appointment of Independent Auditors") is compatible with maintaining such firm's independence.

Audit Committee
Walter Scott, Jr., Chairman Charles D. Peebler, Jr. John E. Jones

Shareholder Return Performance Graphs

        The graphs below compare the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Small Cap 600 Index and an index consisting of the combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes and the S&P 600 Industrial Machinery index for the five and eight-year periods ended December 28, 2002. In the past, the Company used a combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes as its industry benchmark. These indexes were discontinued in 2002, which required the selection of a different industry benchmark. The graphs assume that the beginning value of the investment in Valmont Common Stock and each index was $100 and that all dividends were reinvested.

Eight Year Comparison

Five Year Comparison

Ratification of Appointment of Independent Auditors

        The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte") has been appointed by the Board of Directors to conduct the 2003 audit of the Company's financial statements. The same firm conducted the 2001 and 2002 audits. Fees billed by Deloitte to the Company for services during the fiscal year ended December 28, 2002 were:

        Audit Fees.    Deloitte billed the Company an aggregate of $242,056 for professional services rendered in connection with the audit of the Company's fiscal 2002 annual financial statements and Deloitte's review of the Company's quarterly financial statements during fiscal 2001.

        Financial Information Systems Design and Implementation Fees.    Deloitte performed no information technology services for the Company during fiscal 2001.

        All Other Fees.    Deloitte billed the Company an aggregate of $240,502 for all other services during fiscal 2002 including audit related services of approximately $40,060 and non-audit services of $200,442. Audit related services primarily included fees for employee benefit plan audits, consents related to Securities and Exchange Commission filings, agreed-upon procedures and consultation on accounting standards. Non-audit services primarily included fees for consultations related to tax planning and compliance.

        The Board of Directors requests that the shareholders ratify the appointment of Deloitte as independent public accountants to conduct the 2003 audit of the Company's financial statements. A representative from Deloitte will be present at the Shareholders' Meeting and will have the opportunity to respond to appropriate questions.

Shareholder Proposals

        Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 29, 2003 in order to be considered for inclusion in the proxy statement for such meeting.

        The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with U.S. Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Valmont and written representations from Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2002, except that an option to purchase common stock held by Steven Branscombe, an executive officer, was not reported on a timely basis but was subsequently reported.

Other Matters

        The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors
/s/ P. THOMAS POGGE
P. Thomas Pogge Secretary Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA, NEBRASKA 68154-5215 USA PHONE 402.963.1000 FAX 402.963.1100 www.valmont.com

PROXY

VALMONT INDUSTRIES, INC.

Proxy for the Annual Meeting of Shareholders on April 28, 2003

The undersigned hereby constitutes and appoints Mogens C. Bay and Robert B. Daugherty, or any substitute appointed by them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 28, 2003 at 2:00 p.m. local time, or at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS.

(Continued and to be signed on the reverse side)

VALMONT INDUSTRIES, INC. P.O. BOX 11060 NEW YORK, N.Y. 10203-0060

DETACH PROXY CARD HERE

☐	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS:							FOR	AGAINST	ABSTAIN
	FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR ALL EXCEPT	☐	2.	PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 2003. ☐	☐	☐
Nominees: 01-Robert B. Daugherty, 02-Charles D. Peebler, Jr., 03-Kenneth E. Stinson
(Instructions: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name on the following blank line.)							3.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting
Exceptions								To change your address, please mark this box.	☐
								To include any comments, please mark this box.	☐
								(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)
Date	Share Owner sign here	Co-Owner sign here

QuickLinks

Proxy Statement For The April 28, 2003 Annual Shareholders' Meeting
Valmont Industries, Inc. Notice of Annual Meeting of Shareholders
Proxy Statement
Certain Shareholders
Election of Directors
Executive Compensation
Summary Compensation Table
Stock Option Grants In Fiscal Year 2002
Options Exercised in Fiscal Year 2002 and Fiscal Year End Values
Long-Term Incentive Plans—Awards in Fiscal Year 2002
Compensation Committee Report On Executive Compensation
Audit Committee Report
Shareholder Return Performance Graphs
Eight Year Comparison
Five Year Comparison
Ratification of Appointment of Independent Auditors
Shareholder Proposals
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters